Exhibit 99.1

FOR IMMEDIATE RELEASE

AMVAC PCNB PRODUCTS RE-ENTER US MARKET

Newport Beach, CA – November 23, 2011 – American Vanguard Corporation (NYSE:AVD) today announced that the United States Environmental Protection Agency (USEPA) has approved certain registrations for the Company’s pentachloronitrobenzene (PCNB) product line for all major commercial uses. As a result, with today’s action the Company’s wholly-owned subsidiary, Amvac Chemical Corporation (Amvac) is once again permitted to sell PCNB into the golf course turf, potato, cotton, ornamental bulb and cole crop markets domestically. Amvac continues to work with the EPA on labeling for other uses.

PCNB, a fungicide manufactured, marketed and sold by Amvac, was the subject of a Stop Sale, Use or Removal Order (SSURO) issued by USEPA in August 2010. On August 17, 2011, the Chief Judge of the U.S. District Court granted the Company’s motion for summary judgment and vacated the SSURO. Since the court’s order was issued, the Company has worked with the Agency to amend product registrations to ensure they continue to meet EPA requirements.

Eric Wintemute, Chairman and Chief Executive Officer of the Company commented: “Our technical, legal and customer service teams have worked tirelessly for over a year to ensure our PCNB product line meets EPA’s standards to re-enter the market. We are pleased by today’s actions as it restores this highly effective product to a marketplace that truly values its importance.”

Mr. Wintemute concluded, “American Vanguard always has and always will place great importance on assuring product safety, quality manufacturing and responsible application stewardship for all the offerings in its portfolio. Once again, we thank our customers for their support and patience throughout this process and now are happy to announce that we are ready, willing and able to meet the needs of PCNB customers.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets branded products for crop protection, turf management and the control of public health pests. American Vanguard is included in the Russell 2000® & Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard Corporation, please reference the Company’s investor web site at www.american-vanguard.com – or for comprehensive product information, the Amvac Chemical Corporation web site at www.amvac-chemical.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com mailto: